Exhibit 3.3

State of Delaware Secretary of State Division of Corporations Delivered 10:48 AM 02/20/2007 FILED 10:48 AM 02/20/2007 SRV 070188109 - 2309979 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

AVAX TECHNOLOGIES, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of AVAX Technologies, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that an amendment to Article FOURTH of the Certificate of Incorporation of the Corporation to read in its entirety as follows, be submitted to the stockholders of the Corporation at the Annual Meeting of the Stockholders of the Corporation for their approval in accordance with Section 242 of the General Corporation Law of the State of Delaware:

“FOURTH: (A)(1) The aggregate number of shares which the Corporation shall have authority to issue is Five Hundred Five Million (505,000,000), of which Five Million (5,000,000) shares, having a par value of $.01 per share, shall be designated ‘Preferred Stock’ and Five Hundred Million (500,000,000) shares, having a par value of $.004 per share, shall be designated ‘Common Stock.’”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 15th day of February, 2007.

/s/ Richard P. Rainey
Richard P. Rainey, President